UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 10, 2009
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

2584 Junction Avenue, San Jose, California	95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On April 10, 2009, Bookham, Inc. (the “Registrant”) entered into a License and Settlement Agreement (the “Settlement Agreement”) with JDS Uniphase Corporation (“JDSU”) pursuant to which the Registrant and JDSU have settled all disputes between them arising out of allegations by the Registrant that three U.S. patents held by JDSU relating to certain tunable laser products (the “Patents”) are invalid and allegations by JDSU that the Registrant has infringed the Patents. The claims settled by the Settlement Agreement include all claims made in two previously disclosed lawsuits pending before the United States District Court for the Northern District of California, San Jose Division, and the U.S. International Trade Commission (together, the “Lawsuits”).
     The Settlement Agreement provides, among other things, that (i) the Registrant will pay JDSU an aggregate of $3 million in two equal installments, the first due on or about April 15, 2009 and the second due on or about April 15, 2010, for settlement of all claims in the Lawsuits, (ii) each party will refrain from instituting any patent litigation against the other party for a period of four years, (iii) each party releases the other from any claim or counterclaim asserted in or arising from the Lawsuits, (iv) JDSU provides the Registrant and the customers for certain of its products with a patent license under the Patents, plus related patents, for the lives of the patents, and (v) beginning April 10, 2010, Registrant will pay JDSU a royalty of up to $1 million per year for up to five years. The Registrant and JDSU have agreed that they will enter into a stipulation and order of dismissal and JDSU will file a motion to terminate the Lawsuits.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: April 13, 2009	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer